Exhibit 2.1

AMENDMENT NO. 3 TO
BUSINESS COMBINATION AGREEMENT

This Amendment No. 3 to the Business Combination Agreement (this “Amendment”) is entered into as of September 5, 2023, by and among M3-Brigade Acquisition III Corp., a Delaware corporation, Greenfire Resources Ltd., an Alberta corporation (“PubCo”), DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo, 2476276 Alberta ULC, an Alberta unlimited liability corporation and a direct, wholly owned subsidiary of PubCo, and Greenfire Resources Inc., an Alberta corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

R E C I T A L S

WHEREAS, on December 14, 2022, the parties hereto entered into that certain Business Combination Agreement (the “Original Business Combination Agreement”); and

WHEREAS, on April 21, 2023, the parties hereto entered into Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1”) and, on June 14, 2023, the parties hereto entered into Amendment No. 2 to the Business Combination Agreement (“Amendment No. 2” and references to the “Business Combination Agreement” shall be references to the Original Business Combination Agreement as amended by Amendment No. 1 and Amendment No. 2); and

WHEREAS, the parties hereto desire to adopt certain amendments to the terms of the Business Combination Agreement, in accordance with Section 11.3 of the Business Combination Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Amendments to Recitals.

(a) The ninth recital is hereby amended and restated as follows:

WHEREAS, prior to Closing, PubCo (i) will authorize the issuance of 9.00% convertible senior notes due 2028, in an aggregate principal amount not to exceed $50,000,000, and in order to provide the terms and conditions upon which such notes are to be authenticated, issued and delivered, PubCo will authorize the execution and delivery of an indenture, and forms of notes to be issued under the Indenture (as defined in the Subscription Agreements) and documents ancillary thereto, and all acts and things necessary to make the notes, when executed by PubCo and authenticated and delivered by the Trustee or a duly authorized authenticating agent, valid, binding and legal obligations of PubCo (the “Convertible Debt Financing”) and (ii) may issue the Backstop Debt Financing (together with the Convertible Debt Financing, the “PubCo Debt Financing”);

(b) The tenth recital is hereby amended and restated as follows:

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “Convertible Debt Financing Investors” and together with any investors in the Backstop Debt Financing, the “PubCo Debt Financing Investors”) are entering into Subscription Agreements, pursuant to which, among other things, each Convertible Debt Financing Investor has agreed to subscribe for and purchase on the Closing Date 9.00% convertible senior notes due 2028 in connection with the Convertible Debt Financing;

2. Amendments to Section 1.1.

(a) The definition of “Aggregate Closing Financing Proceeds” in Section 1.1 of the Business Combination Agreement is hereby amended and restated as follows:

“Aggregate Closing Financing Proceeds” means (i) the aggregate cash proceeds actually received (or deemed received) by SPAC in respect of the PIPE Financing plus (ii) the aggregate cash proceeds actually received (or deemed received) by PubCo in respect of the PubCo Debt Financing and the Backstop Equity Financing. For the avoidance of doubt, any cash proceeds received (or deemed received) by SPAC or PubCo or any of their respective Affiliates in respect of any amounts funded under a Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Aggregate Closing Financing Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

(b) The following definition be added to Section 1.1 of the Business Combination Agreement:

“Backstop Debt Financing” means a potential debt financing, to consist of senior secured notes of PubCo, at or prior to the Closing, which may be undertaken by PubCo and may reduce the Investment Amount with respect to the Convertible Debt Financing pursuant to Section 4 of the Subscription Agreements, solely to the extent the proceeds from the offerings of such notes exceed the aggregate principal amount of the Company’s 12.000% Senior Secured Notes due 2025, plus the amount of accrued and unpaid interest thereon, and the amount of applicable premiums to redeem such notes, outstanding on and as of the Closing Date, in an amount up to $50,000,000; provided that if such amount is $50,000,000 it shall be reduced by the amount remaining in the Trust Account in excess of $50,000,000, if any, after giving effect to the SPAC Stockholder Redemption; provided, further, that such amount shall not, when summed with the amount remaining in the Trust Account after giving effect to the SPAC Stockholder Redemption, exceed $100,000,000.

(c) The definition of “Backstop Equity Financing” in Section 1.1 of the Business Combination Agreement is hereby amended and restated as follows:

“Backstop Equity Financing” means a potential equity financing, to consist of subscriptions to purchase PubCo Common Shares or SPAC Class A Shares at the Closing (at a price per share to be set forth in the applicable subscription agreements), which may be undertaken by PubCo or SPAC in addition to the PIPE Financing in connection with reductions in the Investment Amount with respect to Convertible Debt Financing pursuant to Section 4 of the Subscription Agreements, in an amount up to $50,000,000; provided, that if such amount is $50,000,000, it shall be reduced by the Backstop Debt Financing and the amount remaining in the Trust Account in excess of $50,000,000, if any, after giving effect to the SPAC Stockholder Redemption; provided, further, that such amount shall not, when summed with the Backstop Debt Financing and the amount remaining in the Trust Account after giving effect to the SPAC Stockholder Redemption, exceed $100,000,000.

(d) The definition of “Transaction Financing Investors” in Section 1.1 of the Business Combination Agreement is hereby amended and restated as follows:

“Transaction Financing Investors” means, collectively, the PIPE Investors and the Convertible Debt Financing Investors.

(e) The definition of “Triggering Event” in Section 1.1 of the Business Combination Agreement is hereby amended and restated as follows:

“Triggering Event” shall occur if the Investment Amount, solely with respect to the amount of any Convertible Debt Financing to be issued at the Closing and after taking into account any reduction pursuant to Section 4 of the Subscription Agreements (excluding any such reduction resulting from any Backstop Debt Financing, but including, for the avoidance of doubt, any such reduction resulting from any Backstop Equity Financing), does not exceed $25,000,000.

3. Amendment to Section 9.1(a).

Clause (i) of Section 9.1(a) is hereby amended and restated as follows:

“(i) if any Convertible Debt Financing is to be issued pursuant to the Subscription Agreements, the Seventh Supplemental Indenture shall have become effective in accordance with its terms and shall remain in full force and effect as of the Closing Date; and”

4. Amendment to Section 10.1(d).

(a) Section 10.1(d) is hereby amended and restated as follows:

“by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to September 28, 2023 (the “Termination Date”); provided that if as of the Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that, in the event of any such extension, and as of such extended Termination Date any of the conditions set forth in Section 9.1(c) or Section 9.1(h) shall not have been satisfied, the Termination Date may be further extended by either the Company or SPAC for a period of three (3) months by written notice to the other, and such date, as so further extended, shall thereafter be the Termination Date for all purposes under this Agreement and the Ancillary Documents; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company if the Company’s or any Acquisition Entity’s breach of its respective covenants or obligations under this Agreement shall have primarily caused the failure to consummate the Transactions on or before the Termination Date;”

5. Business Combination Agreement Remains in Effect. Except as expressly amended by this Amendment, the Business Combination Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Business Combination Agreement or the rights and obligations of the Parties. Without limiting the foregoing, each Party agrees that nothing in this Amendment shall limit in any way any of the provisions of the Business Combination Agreement.

6. References to the Business Combination Agreement. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment.

7. Incorporation by Reference. Sections 11.4 (Notices), 11.5 (Governing Law), 11.7 (Construction; Interpretation), 11.10 (Severability), 11.11 (Counterparts; Electronic Signatures), 11.13 (No Recourse), 11.15 (Waiver of Jury Trial) and 11.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

M3-BRIGADE ACQUISITION III CORP.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Executive Chairman of the Board of Directors

GREENFIRE RESOURCES LTD.

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

DE GREENFIRE MERGER SUB INC.

By:	/s/ David Phung
Name:	David Phung
Title:	President

2476276 Alberta ULC

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

GREENFIRE RESOURCES INC.

By:	/s/ David Phung
Name:	David Phung
Title:	Chief Financial Officer

[Signature Page to Amendment No. 3 to Business Combination Agreement]